FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this "Fifth Amendment") is entered into as of the 30th day of September 2015, by and between Levy Braker 12 Associates, LLC, successor in interest BC 12 99, LTD ., a Texas Limited Partnership (the "Landlord"), and Active Power, Inc. (the "Tenant").

WITNESSETH

WHEREAS, Landlord and Tenant previously entered into a Lease, dated the 27th day of September, 2000 (which together with any amendments, modifications and extensions thereof, is hereinafter referred to as the "Lease") pursuant to which Landlord leased to Tenant certain premises located at 2128 Braker Lane, Austin, Texas 78758 known as Braker 12, containing approximately 126, 750 square feet of space ("Existing Premises").

WHEREAS, Landlord and Tenant desire to extend the terms of the Lease for the Premises on the terms and conditions set forth below:

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant agree as follows:

1.    The Term of the Lease is hereby extended for five (5) years, commencing on January 1, 2017
    ("Commencement Date of Extension Term") and continuing through and including     December 31, 2021 (the “Extension Term").

2.     The Monthly Base Rent for the Existing Premises during the Extension Term, due and payable in accordance with the Lease, shall be as follows:

January 1, 2017 through December 31, 2017: $0.5767 per square foot/month
January 1, 2018 through December 31, 2018: $0.5908 per square foot/month
January 1, 2019 through December 31, 2019: $0.6058 per square foot/month
January 1, 2020 through December 31, 2020: $0.6208 per square foot/month
January 1, 2021 through December 31, 2021: $0.6367 per square foot/month

3.	Landlord grants Tenant two (2) options to renew of five (5) years each under terms and conditions as outlined in Exhibit A to this Fifth Amendment to Tenant’s lease.

4.	Improvement Allowance: Landlord grants Tenant an Improvement Allowance with the terms and guidelines as stipulated in Allowance (A) and Allowance (B) below:

Allowance (A):
Immediately upon execution of this Fifth Amendment, Landlord will provide Tenant an Allowance for Improvements to the Demised Premises and/or building, which must first be approved by the Landlord, not to unreasonably withheld. To qualify for reimbursement from the Landlord, the Improvements (herein after referred to as the “Qualified Improvements”) must enhance and/or add value to the Building and/or the Property and will be retained as the property of the Landlord once the Tenant vacates the Premises, and Landlord has the right to approve the proposed improvements, not to be unreasonably withheld.

Landlord will bear the financial responsibility for $0.667 out of each $1.00 expended on all Qualified Improvements, with a cap on the Landlord’s expenditures of $321,429. Tenant will bear the financial responsibility for $0.333 out of each $1.00 of each Qualified Improvements and for any other expenditures that are not deemed to be Qualified Improvements or exceed the Landlord’s cap. To qualify for reimbursement from the Landlord, all such expenditures must be made between the time this Fifth Amendment is executed and the end of the amended term which expires on 12/31/2021. Landlord will reimburse Tenant within 30 days after Tenant submits copies of paid invoices showing the work to be completed and, if applicable, the associated release of liens from the contractor.

Allowance (B):
Upon the execution of this Fifth Amendment, all previous financial commitments for HVAC Replacement costs will be considered null and void and the following language will apply instead. Landlord will bear the financial responsibility for $0.667 out of each $1.00 expended on the replacement of HVAC units, with a cap on the Landlord’s expenditures of $107,143. For clarification, the Improvement Allowance (A) above may also be used by Tenant towards HVAC Replacement costs. Tenant will bear the financial responsibility for $0.333 out of each $1.00 expended on the cost of each HVAC replacement and for any other such expenditures that exceed the Landlord’s cap. Landlord will reimburse Tenant within 30 days after Tenant submits copies of paid invoices showing the work to be completed and the associated release of lien from the contractor.

5.
During the Original Lease negotiations, Active Power requested the exclusive use of additional parking spaces not owned by the Landlord, but adjacent to the Property. To accommodate the request, a Parking Easement Agreement was created with the neighboring land owner, whereby as described in Section 5 B of the Original Lease, the Landlord is obligated to pay the owner of the additional parking spaces and the Tenant reimburses the Landlord for the associated costs. At Active Power’s request, Landlord will use its commercially reasonable efforts to terminate the Parking Easement Agreement. Once terminated, both the Landlord and the Tenant will be relieved of the associated financial obligation. Tenant will be obligated to reimburse Landlord for any reasonable costs (legal, lender, etc.) associated with terminating the Parking Easement Agreement.

6.
Insofar as the specific terms and provisions of this Fifth Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Fifth Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

7.
Tenant and Landlord warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation or execution of this Amendment other than Blake Patterson and HPI Corporate Services, LLC, as Broker for the Tenant (the “Broker”), and that they know of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. Tenant will indemnify, defend and hold harmless Landlord from and against any liability or claim arising in respect to any brokers or agents claiming a commission in connection with this Amendment by, through or under Tenant, other than the Broker. Landlord will pay Broker a commission equal to two percent (2%) of the aggregate Base Rental payable to Landlord less the aggregate of the Improvement Allowance dollars ($428,572) defined in “4” above for the Premises over the Extension Term. Commission will be paid 50% upon full execution of the Amendment document and 50% within 30 days after the start of the renewal period and receipt of an invoice from the broker.

All other terms and conditions of the lease, except as expressly amended and modified hereby, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have signed this Fifth Amendment to Lease Agreement as of the day and year first above written.

TENANT:                        LANDLORD:
Active Power, Inc.                    Levy Braker 12 Associates, LLC

By:_/s/ James A. Powers_____________            By: Glen Una Management Company
Title: James A. Powers, CFO and VP of Finance        Title: Its General Partner

By:_/s/ Shuan Brannon______________
Shaun Brannon, Authorized Signer

Date: _____9/24/15________                Date: ___9-28-15_________________

Exhibit A
To Fifth Amendment
Tenant: Active Power, Inc.

Terms and Conditions for Tenant’s Renewal Options:

(a)Provided that an Event of Default has not occurred and is continuing under the Lease, and provided further that the Lease shall not have theretofore been assigned, nor all or more than 50% of the Premises sublet, Tenant shall have the right, at Tenant's option, to extend the term of the Lease for two (2) additional periods of five (5) years (the "Renewal Term"). Such option to extend (the "Option to Extend") shall be exercised by Tenant giving written notice of the exercise thereof to Landlord not less than six (6) months before the expiration date of the Extension Term. The Renewal Term shall be upon the same terms, covenants, and conditions as set forth in the Lease with respect to the term, except that (a) unless otherwise agreed to by Landlord and Tenant, Landlord shall have no obligation whatsoever to alter, improve or remodel the Premises and (b) the Annual Base Rent and additional rent, including Tenant's Proportionate Share of Tenant Costs, payable during the Renewal Term, if exercised, shall equal then-prevailing Fair Market Rental Rate for the Premises, as defined below, however, notwithstanding the forgoing, in no case will the Annual Base Rent for the first year of the Renewal Term be less than the then current Base Rent which Base Rent will then escalate annually at a rate that is reasonable and comparable to a market escalation rate. At any time within eight (8) months prior to the expiration date of the Extension Term, Tenant may request in writing that Landlord provide Tenant with its determination of the Fair Market Rental Rate for the Premises which shall apply during the Renewal Term and Landlord shall furnish same in writing to Tenant within thirty (30) days after such request.
(b)For purposes of this Section, the term "Fair Market Rental Rate" shall mean the fair rental, as of the date for which such Fair Market Rental Rate is being calculated, per annum per rentable square foot for comparable space for a comparable term, by reference to comparable space with a comparable use in the Building, and in other buildings comparable to the Building in quality and location in the Austin, Texas industrial market (the "Pertinent Market") (but excluding those leases where the tenant has an equity interest in the property), where the landlord has had a reasonable time to locate a tenant who rents with the knowledge of the uses to which the Premises can be adapted, and neither landlord nor the prospective tenant is under any compulsion to rent. The Fair Market Rental Rate shall take into account and reflect the rental rates for new tenancies of similar quality properties and size.

(c)Tenant shall have fifteen (15) days ("Tenant’s Review Period") after receipt of Landlord’s notice of the Fair Market Rental Rate within which to accept such rental or to object thereto in writing. In the event Tenant fails to accept or reject Landlord’s determination of the Fair Market Rental Rate in writing prior to the expiration of Tenant's Review Period, Tenant shall be deemed to have accepted Landlord's determination and it shall be binding on Tenant. In the event that Tenant objects to Landlord's determination of the Fair Market Rental Rate in writing during Tenant's Review Period, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate using their good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following the expiration of Tenant’s Review Period (the "Outside Agreement Date"), then each party shall place in a separate sealed envelope their final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (d) and (e) below.
(d)Landlord and Tenant shall meet with each other within fifteen (15) business days of the Outside Agreement Date and exchange their respective determinations of the Fair Market Rental Rate in sealed envelopes and then open such envelopes in each other’s presence (each determination respectively, "Landlord's Determination" and "Tenant's Determination", and together, the "Determinations"). If Landlord and Tenant do not mutually agree upon the Fair Market Rental Rate within five (5) business day of the exchange and opening of envelopes, then, the Fair Market Rental Rate shall be determined as follows, each party being bound by its determination and Landlord's Determination and Tenant's Determination establishing the only two choices available to the Appraisal Panel (as hereinafter defined).
(e)Within ten (10) days after the parties exchange the Determinations, the parties shall each appoint an arbitrator who shall be (A) a licensed Texas real estate broker with at least ten (10) years' experience in leasing industrial space in buildings similar to the Building in the Pertinent Market immediately prior to his or her appointment and (B) familiar with the rentals then being charged in the Building and in the comparable buildings. Landlord and Tenant may each appoint the real estate brokers who assisted in shaping Landlord's Determination and Tenant's Determination, respectively, as their respective arbitrators. If either Landlord or Tenant fails to appoint an arbitrator within the ten (10) day period, the Fair Market Rental Rate for the Extension Term shall be deemed to be the Determination of the party who properly selected an arbitrator. Within ten (10) days following their appointment, the two arbitrators so selected shall appoint a third, similarly qualified, independent arbitrator who has not had any prior business relationship with either party (the "Independent Arbitrator"). If an Independent Arbitrator has not been so selected by the end of such ten (10) day period, then either party, on behalf of both, may request such appointment by the local office of the Texas Association of Realtors or the American Arbitration Association (or any successor thereto). Within five (5) days after the appointment of the Independent Arbitrator, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three arbitrators (the "Appraisal Panel"). The Appraisal Panel shall conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentation, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel, if they so wish. Within ten (10) days following the hearing, the Appraisal Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination of Fair Market Rental Rate for the Renewal Term, shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of the Lease, and the Appraisal Panel shall render such decision to Landlord and Tenant within such ten (10) day period. The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of the law of the State of Texas. However, to stipulate what has already been stated in “(a)”, notwithstanding the forgoing, in no case will the Annual Base Rent for the first year of the Renewal Term be less than the then current Base Rent which Base Rent will then escalate annually at a rate that is reasonable and comparable to a market escalation rate. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. The party whose determination was not selected by the Appraisal Panel shall pay all of the fees and expenses of the arbitrators designated by each party, the fees and expenses of the Independent Arbitrator, and the costs and expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties). However, if Landlord’s Determination is indeed the then current Base Rent with the market annual escalation rate, and Tenant still chooses to go to Arbitration, the Tenant will be responsible for all associated costs.
Should the term of the Lease be extended hereunder, Tenant shall, if required by Landlord, execute an amendment modifying the Lease within ten (10) business days after Landlord presents same to Tenant, which agreement shall set forth the Annual Base Rent for the Renewal Term and the other economic terms and provisions in effect during the Renewal Term. Should Tenant fail to execute the amendment (which amendment accurately sets forth the economic terms and provisions in effect during the Renewal Term) within ten (10) business days after presentation of same by Landlord, time being of the essence, Tenant's right to extend the term of the Lease shall, at Landlord's sole option, terminate, and Landlord shall be permitted to lease such space to any other person or entity upon whatever terms and conditions are acceptable to Landlord in its sole discretion.